Exhibit 10.4.3

Loan No. ML0936T2

PROMISSORY NOTE AND SUPPLEMENT

THIS PROMISSORY NOTE AND SUPPLEMENT to the Master Loan Agreement dated as of May 1, 2002 (as amended or restated from time to time, the “MLA”) is entered into as of May 1, 2002, between TECON WATER COMPANY, L.P. (the “Company”) and CoBANK, ACB (“CoBank”).

SECTION 1.   The Term Loan Commitment. On the terms and conditions set forth in the MLA and this Promissory Note and Supplement, CoBank agrees to make loans (each a “Loan”) to the Company from time to time during the period set forth below in an aggregate principal amount not to exceed $1,000,000 at any one time outstanding (the “Commitment”). Within the limits and during the term of the Commitment, the Company may borrow, repay and reborrow.

SECTION 2.   Purpose. The purpose of the Commitment is to finance general partnership needs of the Company, and the Company agrees to use the proceeds of the loans for those purposes.

SECTION 3.   Term. The term of the Commitment shall be from the date hereof up to but not including the first anniversary of the date hereof, or such later date as CoBank may, in its sole discretion, authorize in writing.

SECTION 4.   Availability. Loans will be made as provided in Section 2.02 of the MLA; provided, however, that no Loans will be made hereunder unless the loan contemplated in that certain Promissory Note and Supplement dated as of the date hereof and numbered ML0936Tl (the “First Supplement”) shall have been made by CoBank and disbursed by the “Title Company” as contemplated in the “Closing Agreement” (both as defined in the First Supplement).

SECTION 5.   Interest.

(A) Interest Rate Options. The Company agrees to pay interest on the unpaid principal balance of the Loans in accordance with one or more of the following interest rate options, as selected by the Company:

(1)           Weekly Variable Rate Option. At a rate per annum equal to the rate of interest established by CoBank on the first “Business Day” (as defined in the MLA) of each week (the “Variable Rate Option”). The rate established by CoBank shall be effective until the first Business Day of the next week and may not exceed CoBank’s “National Variable Rate” (as_defined in the MLA) on that day. Each change in the rate shall be applicable to all balances subject to this Variable Rate Option and information about the then current rate shall be made available upon telephonic request.

(2)           Quoted Fixed Rate Option.   At a fixed rate to be quoted by CoBank in its sole discretion in each instance (the “Quoted Rate Option”). Under this option, balances of $100,000 or more may be fixed for such periods as may be agreeable to CoBank in its sole discretion in each instance (each a “Quoted Fixed Rate Period”).

(3)           LIBOR Option. At a fixed rate equal to the “LIBOR Rate” (as hereinafter defined) plus a spread equal to: (A) in the case of years one through four, 1.75% per annum; and (B) in the case of years five through ten, 2.00% per annum (the “LIBOR Option”). Under this option rates may be fixed: (i) on two (2) “Banking Days’” (as hereinafter defined) prior notice; (ii) on balances of $100,000 or more; (iii) for “Interest Periods” (as hereinafter defined) of 1, 2, 3, 6, 9 and 12 months, as selected by the Company (but in no event beyond the final maturity date of the Loans); and (iv) only during years one through ten. For purposes hereof: (x) “LIBOR Rate” shall mean the rate indicated by Telerate (rounded upward to the nearest thousandth and adjusted for any reserves required to be maintain under Regulation D of the Board of governors of the Federal reserve System or other federal law or regulation) as having been quoted by the British Bankers Association at 11:00 AM London time three (3) Banking Days before the commencement of the Interest Period for the offering of U.S. Dollar deposits in the London interbank market for the Interest Period designated by the Company; (y) “Banking Day” shall mean a day that is a Business Day and also a day on which dealings in US Dollar deposits are being carried out in the London interbank market and banks are open for business in New York and London; and (z) “Interest Period” shall mean a period commencing on the day the LIBOR Option becomes effective and ending on the numerically corresponding day in the next calendar month or the month that is 2, 3, 6, 9 or 12 months thereafter, as the case may be; provided, however, that: (I) in the event such ending day is not a Banking Day, such period shall be extended to the next Banking Day unless such next Banking Day falls in the next calendar month, in which case it shall end on the preceding Banking Day; and (II) if there is no numerically corresponding day in the month, then such period shall end on the last Banking Day in the relevant month.

(B)          Elections. Subject to the limitations set forth above, the Company: (1) shall select the applicable rate option each time it requests a Loan; (2) may, on any Business Day, elect to convert balances bearing interest at the Variable Rate Option to the Quoted Fixed Rate Option; (3) may, on the last day of any Quoted Fixed Rate Period, elect to refix the rate under the Quoted Fixed Rate Option or convert the balance to the Variable Rate Option; (4) may, on the last day of any Interest Period, elect to convert the balance to the Variable Rate or Quoted Fixed Rate Option; and (5) may, on two Banking Days’ prior notice, elect to convert balances bearing interest at the Variable Rate Option or the Quoted Fixed Rate Option to the LIBOR Option or refix a rate under the LIBOR Option; provided, however, that balances bearing interest at the Quoted Fixed Rate Option or the LIBOR Option may not be converted or continued until the last day of the Quoted Fixed Rate Period or Interest Period applicable thereto. In the absence of an election provided for herein, the Company shall be deemed to have elected the Variable Rate Option. All elections provided for herein may be made telephonically or in writing and must be received by 12:00 noon Company’s local time on the applicable Business Day. Any election made telephonically, shall be promptly confirmed in writing if so requested by CoBank. Notwithstanding the foregoing in no event may the Company elect to fix a rate in such a manner as to cause the Company to have to break any fixed rate balance prior to the expiration of any fixed rate period in order to pay any installment of principal hereunder.

(C)          Calculation and Payment.   Interest shall be calculated on the actual number of days each Loan is outstanding on the basis of a year consisting of 360 days.   In calculating interest, the date each Loan is made shall be included and the date each Loan is repaid shall, if received before 3:00 P.M. Mountain time, be excluded. Interest shall be payable monthly in arrears by the twentieth (20th) day of the following month and on the date each Loan is repaid.

SECTION 6.   Fees. In consideration of the Commitment, the Company agrees to pay to CoBank:

(A) Loan Origination Fee. A loan origination fee in the amount of $5,000 less the amount paid to CoBank on account of the Commitment pursuant to that certain letter agreement dated as of December 21, 2001, between the Company and CoBank.

(B) Commitment Fee. A commitment fee on the average daily unused portion of the Commitment at the rate of 0.375% per annum (calculated on a 360 day basis), payable monthly in arrears and on the date the Commitment terminates. Such fee shall be payable for each month or portion thereof occurring during the original or any extended term of the Commitment.

SECTION 7. Promissory Note. The Company promises to repay the unpaid principal balance of each Loan as follows: (1) in 228 equal, consecutive monthly installments, payable on the 20th day of each month, with the first such installment due on 20th of the month following the month in which the Commitment expires; provided, however, that in the case of the last payment, such payment shall be in an amount equal to the then outstanding principal balance of the Loans. In addition to the above, the Company promises to pay interest on the unpaid principal balance of the Loans at the times and in accordance with the provisions set forth above and to pay the fees set forth in Section 5 hereof and any interest breakage surcharges as provided herein. Notwithstanding the foregoing, if any date on which principal and interest are due is not a Business Day, then such payment shall be due and payable on the next Business Day and, during such period, interest shall continue to accrue on the principal balance thereof.

SECTION 8. Security. The Company’s obligations hereunder and, to the extent related hereto, the MLA shall be secured as provided in Section 2.04 of the MLA.

SECTION 9. Prepayment. The Company may, on one CoBank Business Day’s prior written notice, prepay the Loans in whole or in part together with accrued interest to the date of prepayment on the amount prepaid and, in the event any balance bearing interest at either the LIBOR Option or the Quoted Fixed Rate Option is prepaid, a surcharge equal to the present value of the sum of: (1) the difference, if (a) is larger than (b), between: (a) the rate estimated by CoBank in accordance with its standard methodology to be its all-in cost to fund the Loan being prepaid; minus (b) the rate estimated by CoBank on the date of the prepayment (in accordance with its then standard methodology) to be its all-in cost to fund a new loan having a weighted average life equal to the weighted average life of the balance of the Loan being prepaid; plus (2) an amount equal to a yield of 1.5% on the amount being prepaid, calculated on a per annum basis through the balance of the fixed rate period. In calculating the surcharge, the discount rate shall be the rate determined in accordance with (1)(b) above. All partial prepayments shall be applied to principal installments in the inverse order of their maturity and to such fixed and variable rate balances outstanding on the portion prepaid as designated by CoBank.

IN WITNESS WHEREOF,  the parties have caused this Promissory Note and Supplement to the MLA to be executed by their duly authorized officers as of the date shown above.

CoBANK, ACB		TECON WATER COMPANY, L.P.
By: Texas Water Services Group, LLC,
Its General Partner

By:	/s/ [ILLEGIBLE]	By:	/s/ J. G. Boyles
J. G. Boyles
Title:	Vice President	Title:	President